Exhibit 99.1

FRONTIER COMMUNICATIONS APPOINTS

MARGARET M. SMYTH TO BOARD OF DIRECTORS

NORWALK, Conn. – JUNE 30, 2021 – Frontier Communications Parent, Inc. (NASDAQ: FYBR) (“Frontier” or the “Company”) today announced that Margaret M. “Peggy” Smyth has been appointed to the Company’s Board of Directors, effective June 30, 2021. Ms. Smyth will serve as Chair of the Board’s Audit Committee and will also be a member of the Operations Committee.

Ms. Smyth most recently served as Chief Financial Officer of National Grid USA from October 2014 to June 2021, overseeing all finance, accounting, transactional, and property services.

John Stratton, Executive Chairman of the Board of Directors, said, “We are pleased to welcome Peggy Smyth to the Frontier Board of Directors. Peggy brings exceptional finance experience and is ideally suited to chair our Audit Committee, having served as CFO and in other senior leadership positions with several major companies. We look forward to Peggy’s contributions to Frontier as we continue to transform our business.”

Prior to National Grid, Ms. Smyth was Vice President of Finance for Consolidated Edison, Inc. Ms. Smyth earlier served as Vice President and Chief Financial Officer of Hamilton Sundstrand, which is part of the former United Technologies Corp., Vice President and Corporate Controller of United Technologies Corp., and Vice President and Chief Accounting Officer of 3M Corporation.

Ms. Smyth is currently a board member of two subsidiaries of Mutual of America and a board member and chair of the Audit Committee of Etsy, Inc.

She holds a Bachelor of Economics degree from Fordham University and a Master’s degree in accounting from New York University’s Stern School of Business.

About Frontier

Frontier Communications Parent, Inc. (NASDAQ: FYBR) offers a variety of services to residential and business customers over its fiber-optic and copper networks in 25 states, including high-speed internet, video, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business™ offers communications solutions to small, medium, and enterprise businesses. More information is available at www.frontier.com.

Contact

Investors:	Media:
Jake Noyes	Brigid M. Smith
Manager, Treasury and Investor Relations	AVP, Corp. Communications
203-614-5073	203-614-5042
jacob.noyes@ftr.com	brigid.smith@ftr.com

Source: Frontier Communications Parent, Inc.